NEWS
RELEASE

2005-07

FOR IMMEDIATE RELEASE
Contact: Doug Aron
(713) 688-9600 x145

FRONTIER OIL ANNOUNCES DECISION IN THE LAWSUIT
AGAINST HOLLY CORPORATION

HOUSTON, TEXAS, May 2, 2005 - Frontier Oil Corporation (NYSE: FTO) announced today that the Delaware Chancery Court has rendered its decision in the Company’s lawsuit against Holly Corporation that arose out of the failed merger between the two companies. Vice Chancellor John Noble ruled that Frontier had not proved that Holly repudiated the Merger Agreement. Instead, he ruled that Frontier had breached the Merger Agreement by declaring that Holly had repudiated the contract and by filing the lawsuit. The Court also ruled, however, that Holly had suffered no damages from Frontier’s breach and thus, Holly is only entitled to an award of nominal damages of $1.00.

The opinion also addresses Holly’s position that the potential impact on Frontier of the Beverly Hills litigation, which is described in Frontier’s public filings, would have excused Holly’s performance under the Merger Agreement. Vice Chancellor Noble ruled that Holly was unable to prove that the Beverly Hills litigation would have, or would reasonably be expected to have, a material adverse effect on Frontier.

Frontier's Chairman, President and CEO, James Gibbs, commented, “We are very disappointed by the decision, and are currently evaluating our alternatives with respect to an appeal. We continue to believe that the combination of Frontier and Holly would have created a terrific company, so we are disappointed that our shareholders were not able to benefit from our efforts to retain the benefits of the merger.”

Frontier operates a 110,000 barrel-per-day refinery located in El Dorado, Kansas, and a 46,000 barrel-per-day refinery located in Cheyenne, Wyoming, and markets its refined products principally along the eastern slope of the Rocky Mountains and in other neighboring plains states. Information about the Company may be found on its web site www.frontieroil.com.

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements are those concerning strategic plans, expectations and objectives for future operations. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the Company based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.

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